Exhibit 99.2

Saatchi Online, Inc. and Subsidiary

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2014 and December 31, 2013 and the Six Months Ended June 30, 2014 and 2013

Saatchi Online, Inc. and Subsidiary

Index

Page

Unaudited Condensed Consolidated Balance Sheets	2

Unaudited Condensed Consolidated Statements of Operations	3

Unaudited Condensed Consolidated Statements of Cash Flows	4

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity	5

Notes to Unaudited Condensed Consolidated Financial Statements	6 - 11

Saatchi Online, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheet

As of June 30, 2014 and December 31, 2013

Assets	June 30, 2014	December 31, 2013
Current assets:
Cash	$986,730	$5,196,669
Prepaids and other current assets	100,114	23,854
Total current assets	1,086,844	5,220,523
Property and equipment, net	216,632	256,440
Intangible assets, net	2,257,295	2,559,335
Other long-term assets	39,172	38,682
Total assets	$3,599,943	$8,074,980

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,414,733	$2,459,327
Accrued expenses and other current liabilities	555,528	357,314
Deferred revenue	408,380	402,202
Total current liabilities	2,378,641	3,218,843
Commitments
Shareholders’ equity:
Preferred stock	875	855
Common stock	479	479
Additional paid-in capital	15,678,513	15,118,220
Accumulated deficit	(14,458,565)	(10,263,417)
Total shareholders’ equity	1,221,302	4,856,137
Total liabilities and shareholders’ equity	$3,599,943	$8,074,980

See Notes to Unaudited Condensed Consolidated Financial Statements.

Saatchi Online, Inc. and Subsidiary

Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014 and June 30, 2013

	June 30, 2014	June 30, 2013
Revenue:
Service revenue	$1,573,703	$567,088
Product revenue	409,103	250,704
Totals	1,982,806	817,792

Operating expenses:
Service costs	1,019,804	286,859
Product costs	203,784	173,202
Sales and marketing	1,739,447	404,254
Product development	929,343	558,915
General and administrative	2,271,358	904,902
Totals	6,163,736	2,328,132

Operating loss	(4,180,930)	(1,510,340)

Other expense, net	13,418	4,816

Loss before income taxes	(4,194,348)	(1,515,156)

Provision for income taxes	800	800

Net loss	$(4,195,148)	$(1,515,956)

See Notes to Unaudited Condensed Consolidated Financial Statements.

Saatchi Online, Inc. and Subsidiary

Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2014 and June 30, 2013

Operating activities:	June 30, 2014	June 30, 2013
Net loss	$(4,195,148)	$(1,515,956)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on disposal of equipment	6,162	-
Stock-based compensation	185,293	14,756
Depreciation and amortization	401,658	162,921
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(76,750)	(147,286)
Accounts payable	(1,044,594)	976,505
Accrued expenses and other current liabilities	198,214	62,987
Deferred revenue	6,176	92,516
Net cash used in operating activities	(4,518,989)	(353,557)

Investing activities:
Purchase of equipment	(65,950)	(13,913)

Financing activities:
Issuance of Series B preferred stock, net of issuance costs	375,000	3,447,444
Net cash provided by financing activities	375,000	3,447,444

Net (decrease) increase in cash and cash equivalents	$(4,209,939)	$3,079,974

Cash and cash equivalents, beginning of year	5,196,669	701,502

Cash and cash equivalents, end of year	$986,730	$3,781,476

Supplemental schedule of noncash investing and financing activities:
Issuance of Series B Preferred Stock in exchange for technology license	$-	$3,000,002

See Notes to Unaudited Condensed Consolidated Financial Statements

Saatchi Online, inc. and Subsidiary

Unaudited Condensed Consolidated Statement of Shareholders’ Equity

Six Months Ended June 30, 2014

	Preferred Stock				Common Stock		Additional		Total
	Series A		Series B				Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)

Balance at December 31, 2013	3,024,000	$302	5,522,981	$553	4,786,090	$479	$15,118,220	$(10,263,417)	$4,856,137

Stock-based compensation expense	-	-	-	-	-	-	185,293	-	185,293
Issuance of Series B preferred stock	-	-	204,555	20	-	-	375,000	-	375,020
Net loss	-	-	-	-	-	-	-	(4,195,148)	(4,195,148)
Balance at June 30, 2014	3,024,000	$302	5,727,536	$573	4,786,090	$479	$15,678,513	$(14,458,565)	$1,221,302

See Notes to Unaudited Condensed Consolidated Financial Statements.

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1 - Business and summary of significant accounting policies:

Business activity:

Saatchi Online, Inc. (“Saatchi Online”) was organized in the state of Delaware as a corporation on December 9, 2009 and operates the website SaatchiArt.com. SaatchiArt.com is an online art gallery that provides a global community of artists an environment in which to exhibit and sell their work, consisting of a wide selection of paintings, drawings, sculpture and photography.

Saatchi Online Europe GmbH (“Saatchi Europe”) is a wholly-owned subsidiary of Saatchi Online (collectively, the “Company”) organized in Germany that employs platform developers for SaatchiArt.com. The Company has determined that the functional currency of Saatchi Europe is the U.S. dollar; therefore, the financial statements of Saatchi Europe have been remeasured into U.S. dollars for consolidation.

Principles of consolidation

The accompanying consolidated financial statements of the Company include the accounts of Saatchi Online and Saatchi Europe. All significant intercompany accounts and transactions have been eliminated in consolidation.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life of the asset or the lease term.

Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.

Long-lived assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If an impairment loss exists, the carrying amount of the related long-lived asset is reduced to its estimated fair value. No impairment write-downs were recorded during the six months ended

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

June 30, 2014 and 2013.

Revenue recognition

Service revenue arises from the sale of original art and is reported net of payments paid to the artist. Revenue from services is recognized when the original art is delivered and the return period has expired. Product revenue arises from the sale of prints and is recognized when the prints are delivered and the return period has expired. Payment is typically collected prior to the completion of revenue recognition and recorded as deferred revenue.

Sales tax and duties

Sales taxes and duties are imposed by various jurisdictions on certain of the Company’s sales. The Company collects sales tax and duties from customers and remits the entire amount to the imposing jurisdictions. The Company records the collection and remittance of sales tax and duties on a net basis in service and product costs.

Stock-based compensation

The Company measures and recognizes compensation expense for all share-based payment awards based on the grant date fair values of the awards. For stock option awards to employees with service and/or performance based vesting conditions the fair value is estimated using the Black-Scholes-Merton option pricing model. The value of an award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of operations. The Company elected to treat share-based payment awards with graded vesting schedules and time-based service conditions as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the requisite service period. Stock-based compensation expenses are classified in the consolidated statement of operations based on the department to which the related employee reports. The Company’s stock-based awards are comprised entirely of stock options granted to employees.

The Black-Scholes-Merton option pricing model requires management to make assumptions and to apply judgment in determining the fair value of our awards. The most significant assumptions and judgments include the expected volatility, expected term of the award and estimated forfeiture rates.

The expected volatility of our awards is estimated based on historical volatility of selected public companies within the online retail and marketplace industry that are comparable to the Company’s line of business. From the Company’s inception through December 31, 2013, the weighted average expected life of options was calculated using the simplified method as prescribed under guidance by the SEC. This decision was based on the lack of relevant historical data due to our limited experience and the lack of an active market for our common stock. The risk-free interest rate is based on the implied yield currently available on U.S. Treasury notes with terms approximately equal to the expected life of the option. The expected dividend rate is zero as the Company currently has no history or expectation of paying cash dividends on its common stock. The forfeiture rate is established based on applicable historical forfeiture patterns adjusted for any expected changes in future periods.

Income taxes

Income taxes are recognized for the amount of taxes payable or refundable for the current year, and deferred tax liabilities and assets are recognized for the future tax consequences of transactions that have been recognized in the Company’s financial statements or tax returns. A valuation allowance is provided when it is more likely than not

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

that some portion or the entire deferred tax asset will not be realized.

The provision for income taxes is $800 on net losses of $4,195,148 and $1,515,956 for the six months ended June 30, 2014 and 2013 as the deferred tax benefits resulting from the pretax net losses were offset by increases of the deferred tax valuation allowances.

In accordance with FASB ASC 740, Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events

The Company has evaluated the impact of subsequent events through October 24, 2014, the date the financial statements were available to be issued.

Note 2 - Business and credit concentrations:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash. Cash exceeding Federally insured limits totals approximately $737,000 at June 30, 2014.

Note 3 - Property and equipment:

Property and equipment consisted of the following:

	June 30, 2014	December 31, 2013
Computer and other related equipment	$134,363	$104,840
Furniture and fixtures	122,762	116,313
Leasehold improvements	112,247	88,350
	369,372	309,503

Less accumulated depreciation	(152,740)	(53,063)

	$216,632	$256,440

For the six months ended June 30, 2014 and 2013, depreciation expense was $100,000 and $7,000, respectively.

Note 4 - Intangible assets

Intangible assets consist of the following:

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

	June 30, 2014
	Gross Carrying Amounts	Accumulated Amortization	Net Carrying Amount
Technology	$3,000,002	$(750,000)	$2,250,002
Trade name	40,000	(32,707)	7,293
	$3,040,002	$(782,707)	$2,257,295

	December 31, 2013
	Gross Carrying Amounts	Accumulated Amortization	Net Carrying Amount
Technology	$3,000,002	$(450,000)	$2,550,002
Trade name	40,000	(30,667)	9,333
	$3,040,002	$(480,667)	$2,559,335

For the six months ended June 30, 2014 and 2013, amortization expense was $302,000 and $156,000, respectively.

Note 5 – Commitments

The Company leased its headquarters under the terms of a non-cancelable operating lease agreement that was scheduled to expire in February 2015. Minimum future lease payments under this operating lease were $18,000 per month. The Company terminated this lease effective as of September 30, 2014, and no further amounts are due under the lease subsequent to such date.

Note 6 – Equity:

Preferred Stock

The Company is authorized to issue 8,824,000 shares of preferred stock. The preferred stock may be issued in distinct series, of which there were two authorized as of June 30, 2014: Series A preferred stock, 3,024,000 shares, all of which are issued and outstanding at June 30, 2014; and Series B preferred stock, 5,800,000 shares, of which 5,522,981 are issued and outstanding at June 30, 2014.

On March 1, 2010, the Company issued 3,024,000 shares of $0.0001 par value Series A preferred stock for $1.66667 per share for cash proceeds of $4.9 million, net of issuance costs.

The Company issued Series B preferred stock on April 2, 2013, May 17, 2013, September

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

27, 2013 and December 23, 2013. In aggregate, the Company issued 5,522,981 shares of $0.0001 par value Series B preferred stock in 2013 for $1.83325 per share for cash proceeds of $7.018 million, net of issuance costs, and a technology license with a fair market value of $3.0 million. In January 2014, the Company issued an additional 204,555 shares of $0.0001 par value Series B preferred stock for $1.83325 per share for cash proceeds of $375,000 in connection with the December 23, 2013 issuance of Series B preferred stock.

The following is a summary of the rights and preferences of the classes of preferred stock as of June 30, 2014:

Dividends – Preferred stock holders are entitled to receive dividends on a pari passu basis in regards to each series of preferred stock, and out of any assets legally available, when and if declared by the board of directors in an amount equal to 8% to their respective original issue price per share. The dividends are not cumulative and are paid when and if declared by the board of directors. If, after dividends in the full preferential amount have been paid or set apart for payment in any calendar year, the board of directors declares additional dividends out of funds legally available in that calendar year, then such additional dividends will be declared pro rata on the common stock and each series of preferred stock, as converted, on a pari passu basis according to the number of shares of common stock held by such holders.

Liquidation preferences – In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any deemed liquidation event, before any payment is made to the holders of common stock, preferred stock holders are entitled to be paid out of the funds and assets available for distribution to it stockholders, on a pari passu basis in regards to each series of preferred stock, an amount per share equal to the greater of (1) the original issue price for each respective series of preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of such series of preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event. If upon any such liquidation, dissolution, winding up or deemed liquidation event, the funds and assets available for distribution to the stockholders of the Company are insufficient to pay the holders of shares of preferred stock the full amounts, the holders of shares of preferred stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of each series of preferred stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The remaining funds and assets available for distribution to the stockholders will be distributed among the holders of share of common stock on a pro rata basis.

Conversion rights – Each share of a series of preferred stock shall be convertible, at the option of the holder, at any time, and without the payment of additional consideration by the holder, on a one-to-one basis, subject to adjustment for stock splits, dilutive issuances and similar events.

Voting rights - The holders of common stock and each series of preferred stock vote together as a single class and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which

Saatchi Online, Inc. and Subsidiary

Notes to Unaudited Condensed Consolidated Financial Statements

the shares of each series of preferred stock held by such holder could be converted as of the record date for determining stockholders entitled to vote on such matter. The holders of shares of preferred stock shall be entitled to vote on all matters on which the common stock shall be entitled to vote. In addition, certain actions, such as adverse changes to the rights, preferences or privileges of a series of preferred stock, may require the consent of holders of a specified percentage of shares of such series.

Common Stock

On March 1, 2010, the Company issued 6,000,000 shares to its founders of $0.0001 par value common stock at $0.01 in exchange for an Intellectual Property license and Technology licenses with a fair market value of $60,000. During 2011 and 2012, the Company redeemed and cancelled 1,233,348 of the common shares at par value. At June 30, 2014, the Company is authorized to issue 15,824,000 shares of common stock, of which 4,786,090 are issued and outstanding.

Note 7 – Stock-based compensation:

Under the Company’s 2010 Incentive Award Plan (“2010 Plan”), the administrator of the plans, which is the compensation committee of the board of directors, may grant up to 1,733,336 stock options to employees, officers, non-employee directors, and consultants, and such options or awards may be designated as incentive or non-qualified at the discretion of the administrator. Under the Company’s 2013 Incentive Award Plan (“2013 Plan”), the administrator of the plan, which is the compensation committee of the board of directors, may grant up to 2,008,562 stock options to employees, officers, non-employee directors, and consultants, and such options or awards may be designated as incentive or non-qualified at the discretion of the administrator. The shares include 1,235,412 shares plus up to 773,150 shares subject to outstanding options under the 2010 Plan. On April 3, 2014, the board of directors increased the shares issuable under the 2013 Plan by 2,406,081.

Stock option activity is as follows:

Number of options outstanding
Outstanding at December 31, 2013	1,255,024
Options granted	2,804,565
Options forfeited	(3,000)
Outstanding at June 30, 2014	4,056,589

Stock-based compensation expense for the six months ended June 30, 2014 and 2013 was $185,293 and $14,756, respectively.

Note 8 – Subsequent events

On August 8, 2014, Demand Media, Inc. (“Demand Media”) acquired all of the outstanding stock of the Company (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of August 8, 2014. After giving effect to working capital adjustments as of the closing date, the purchase price consisted of approximately $4.8 million in cash and 1,049,959 shares of Demand Media common stock, valued at approximately $10.3 million based on Demand Media’s stock price on the closing date of the Merger. A portion of the cash purchase price equal to $1.7 million was placed into escrow and can be applied by Demand Media towards satisfaction of post-closing indemnification obligations of the former stockholders of Saatchi Online and/or post-closing adjustments to the purchase price. Any remaining portion of the escrow amount that is not subject to then-pending claims will be paid to the former stockholders of Saatchi Online on the one-year anniversary of the closing of the Merger.